Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated April 10, 2023 (February 2, 2024 as to the effects of the reverse stock split described in Note 20), with respect to the consolidated financial statements of 1847 Holding LLC as of and for the years ended December 31, 2022, and 2021, in this Registration Statement on Form S-1/A. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 2, 2024